Exhibit 99.1

Media Contact:
Bob Brand
Kimberly-Clark
+1.972.281.5335
bob.brand@kcc.com

Kimberly-Clark CFO Mark Buthman Announces Plans to
Retire at Year End

Company Names Maria Henry,
Former Hillshire Brands CFO, as Successor

DALLAS, Feb. 18, 2015 - Kimberly-Clark Corporation (NYSE: KMB) today announced that Chief Financial Officer Mark Buthman, 54, has announced his intention to retire at the end of 2015. The Company has named Maria Henry, 48, as Buthman’s successor.
Henry, who was the CFO of Hillshire Brands Company from 2012 to 2014, and CFO of Sara Lee’s North American Retail and Food Service business from 2011 to 2012, will become Senior Vice President and Chief Financial Officer, effective April 27, and will work with Buthman on a smooth transition.
“Mark has been an outstanding CFO since taking that position in 2003 and a terrific leader throughout his career at K-C,” said Thomas J. Falk, chairman and CEO of Kimberly-Clark. “All of us are grateful for his contributions to the company and I’m pleased that Mark will achieve his long-term goal of retiring at age 55. We are fortunate to have someone of Maria’s talent and experience replace Mark. She is a proven, change-oriented CFO who has demonstrated her abilities across multiple industries and will bring unique perspectives to K-C. We are well-positioned for continued success going forward and I’m excited to work with Maria as we focus on creating shareholder value through successful execution of our Global Business Plan.”
Buthman said, “I’ve been honored to be part of a great team at Kimberly-Clark for more than 30 years. And after 12 years as CFO and consistent with my personal plans, I’m ready to move on to the next chapter of my life. K-C has an outstanding finance organization and I’m pleased to see a high caliber leader like Maria Henry step in to take this team to the next level of performance. I look forward to working with her to ensure a smooth transition.”

Exhibit 99.1

Prior to joining Sara Lee in 2011, Henry was executive vice president and chief financial officer of Culligan International, where she was responsible for finance, strategy, business development and information technology. Before Culligan, Henry was the chief financial officer for Vastera, a publicly-traded global trade management company. She began her career at General Electric.
During his 33-year tenure at Kimberly-Clark, Buthman held a wide range of leadership roles prior to being named CFO in 2003. As the leader of the company’s finance organization, he helped drive Kimberly-Clark’s successful efforts to create shareholder value through the implementation of the company’s Global Business Plan, which has defined the company’s strategy since 2003. In particular, he has been a strong advocate for using portfolio management, leveraging financial discipline and allocating capital in shareholder-friendly ways. He has been part of a leadership team that created more than $20 billion in shareholder value since the end of 2002.
About Kimberly-Clark
Kimberly-Clark (NYSE: KMB) and its well-known global brands are an indispensable part of life for people in more than 175 countries. Every day, nearly a quarter of the world’s population trust K-C’s brands and the solutions they provide to enhance their health, hygiene and well-being. With brands such as Kleenex, Scott, Huggies, Pull-Ups, Kotex and Depend, Kimberly-Clark holds No. 1 or No. 2 share positions in more than 80 countries. To keep up with the latest K-C news and to learn more about the Company’s 143-year history of innovation, visit www.kimberly-clark.com or follow us on Facebook or Twitter.
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